Exhibit 99.1

MYOS Signs Distribution Deal, Sees Year One Sales Exceeding $5 Million

CEDAR KNOLLS, NJ – May 22, 2012 – MYOS Corporation (OTCBB: MYOS), a company focused on the discovery, development and commercialization of muscle health and performance therapeutic products, today announced the signing of a distribution agreement for its MYO-T12® product with Maximum Human Performance (“MHP”), a leading nutritional supplement marketing company. MYO-T12® is the Company’s recently launched physical performance enhancement and wellness product and the world's first clinically demonstrated myostatin inhibitor.

Under the terms of the agreement, MHP was granted exclusive U.S. distribution rights for MYO-T12® for one year. MHP will be responsible for all marketing and distribution. Based on product and marketplace analysis, MYOS believes its MYO-T12® sales revenue as a result of this agreement will exceed $5 million in the first twelve months subsequent to the scheduled September 2012 product launch.

Led by Gerard Dente, MHP’s founder, CEO and an accomplished body-builder, New Jersey-based MHP is a market leader in innovative, science-based nutritional supplements. MHP also has expertise in consumer and trade marketing for sports nutrition products.  In addition to its powerful retail e-commerce and sports performance web portal at www.mhpstrong.com, MHP has multi-national distribution with major retailers such as GNC and The Vitamin Shoppe, and distributes products to more than 30 countries around the world.

Gerard Dente, MHP Founder and CEO, said, “This is a very exciting opportunity for MHP. Being innovative and developing efficacious products to enhance human performance is the core of our mission statement and has been the key to our success.

“MYO-T12® may contain the best muscle building compounds the sports supplement industry has ever seen,” he added. “The clinical research supports MYO-T12’s® ability to reduce myostatin -- a suppressor of muscle growth. Our product, Myo-X™, will be MHP’s first product using MYO-T12®. We are excited about the broad base of consumers this product appeals to, from athletes trying to achieve peak performance to middle age men dealing with sarcopenia and seeking to preserve and enhance muscle mass as they age. The national rollout of Myo-X™ will begin by September.”

Acting MYOS Board Chairman Robert J. Hariri, M.D., Ph.D., said, “Strategically, this is a very meaningful deal, and rare for a start-up company in the biotechnology or therapeutics industry to be in a position to generate a solid revenue stream so early.  The cash flow from this arrangement is expected to enable MYOS to accelerate development of its intellectual property and initiate the research and development of other products including dietary supplements and novel molecules that enhance muscle health.

“I believe muscle health to be a new focal point in medical science and MYOS intends to build a strong leadership position in this nascent field. MYOS is aggressively exploring the many far reaching public health benefits of maximizing muscle health which range from improving athletic performance, and helping to delay or impede the effects of aging, to treating various muscle wasting diseases,” Dr. Hariri said.

Peter Levy, MYOS Chief Operating Officer, commented on the agreement, “MHP is highly respected for its state of the art product line and marketing power. This agreement will provide MYO-T12® a major boost in brand value as well as increased visibility for MYOS. MHP’s MYO-T12® containing product, Myo-X, will feature “Powered by MYO-T12” on its label for a win-win co-marketing relationship.”

About MHP
MHP is the creation of former top-level bodybuilder Gerard Dente (www.mhpstrong.com). It was his genius with supplementation that fueled him to be one of the biggest and strongest competitors of his day. He was convinced that athletes deserved better and decided to take some action by founding MHP.

Since its inception, MHP’s corporate mission has been to develop premier science-based, research-driven sports supplements to help athletes achieve their greatest physical potential. Over the years, MHP has introduced many innovations and breakthroughs in sports nutrition. MHP continues to provide new and exclusive innovations in performance enhancing supplementation.

Because of its dedicated research and development, innovative formulations, clinically researched ingredients and cutting edge products, MHP has become a most trusted brand and industry leader among world-class athletes, pro bodybuilders, powerlifters, strongmen and fitness enthusiasts alike. For more information on MHP, see www.mhpstrong.com.

About MYOS Corporation
MYOS Corporation is a development stage company focused on the discovery, development and commercialization of therapeutic products that improve muscle tissue health and performance (www.myoscorp.com).

MYOS is the owner of MYO-T12®, the world's first clinically demonstrated myostatin inhibitor. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. MYO-T12® is manufactured to optimize biological activity, which MYOS believes has the potential to redefine existing standards of physical health and wellness enhancement. For more information on MYO-T12® and to discover why MYOS is known as “The Muscle Company,”TM visit www.MYOT12.com.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the ability to create new products through research and development, the successful launch of Myo-X, the ability to generate the forecasted revenue stream and cash flow from sales of Myo-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Investor Contact
Frank Benedetto
Tel: (561) 989-3600

MYOS Corporation
Peter Levy, Chief Operating Officer
Tel: (973) 509-0444

At MHP:
Timothy Howe, CFO
Tel: (973) 785-9055
E-mail: thowe@maxperformance.com